Exhibit 10.24

Separation
Agreement

between
Keynote SIGOS GmbH,
Klingenhofstraße 50d,
90411 Nuremberg
- hereinafter referred to as the “Company” -
and
Mr. Johannes Reis
- hereinafter referred to as the “Managing Director” -

§ 1 Termination
The employment relationship existing between the Parties shall end by common consent with effect as of September 30, 2008. The Parties agree that the Minimum Employment Period pursuant to the so-called addendum to the existing employment agreement shall be deemed fulfilled as of this point in time.
§ 2 Resignation from office
The Managing Director will resign from his office as Managing Director of the Company with effect as of July 31, 2008. Should the Company request that he do so, he will submit a separate statement of resignation. The Managing Director is granted formal approval for his previous actions in his capacity as managing director.
§ 3 Release
Starting from August 1, 2008 the Managing Director will first receive the holiday to which he is still entitled. After receiving his full holiday entitlement, the Managing Director will be revocably released from his duty to perform service until September 30, 2008.
§ 4 Bonus
The Parties agree that the release shall not have any influence on the amount of the bonus to be paid to the Managing Director for the 2008 calendar year. That bonus will be paid after the close of the financial

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year, subject to the degree of target achievement which has been established for the current management team for the entire year, as a percentage of annual salary on a pro rata basis through September 30, 2008.
§ 5 Post-contractual prohibition of competition
The post-contractual prohibition of competition agreed between the Parties is hereby revoked by common consent and replaced by the following provision:
The Managing Director is prohibited from carrying on any activities until March 31, 2010 on an employed, freelance or any other basis for any enterprise which is directly or indirectly a competitor of the Company. He is likewise prohibited from establishing or acquiring or directly or indirectly participating in such an enterprise during the term of the present contract. A shareholding of less than 5% in a listed company shall not be deemed a “participation” in the above sense provided it does not give the Managing Director influence over the company’s organisation.
The Company agrees to pay compensation to the Managing Director for the term of the prohibition in the amount of EUR 9,500.00 gross per month.
Incidentally, Sections 74 et sqq of the German Commercial Code do apply.

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§ 6 Confidentiality
The Managing Director remains obligated to maintain silence vis-à-vis outsiders with respect to all matters of the Company. Reference is made to the obligation in section 12 of the Service Agreement.
§ 7 Company Car
The Company shall continue to make the company car which the Managing Director uses today available to him until November 30, 2009. The Managing Director is entitled to use the company car also for private purposes. The Company shall bear the costs for the car for the leasing rates up to a maximum amount of EUR 752.99 per month, for insurance up to a maximum amount of EUR 114.28 per month, for motor vehicle tax up to a maximum amount of EUR 38.58 per month and for maintenance up to a maximum amount of EUR 111.52 per month. All other costs, including costs for petrol and maintenance of the car, as well as in addition to the motor vehicle tax potentially applicable taxes shall be borne by the Managing Director.
§ 8 Return of company property
The Managing Director shall return all documents, notes, data and other materials related to his work as Managing Director to the Company by July 31, 2008. He is not entitled to make copies or duplicates. At the same point in time, the Managing Director shall also return all other objects

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to the Company that were provided to him in connection with his work as Managing Director; with respect to the company car, Section 7 does apply.
§ 9 Language
Only the German version of this Contract shall be binding.
§ 10 Severability
If individual provisions of this Agreement are or become wholly or partially invalid or if there should be omissions in this Agreement, the validity of the remaining provisions shall not hereby be affected. In place of the invalid provision, a valid provision shall be deemed to be agreed upon which corresponds to the sense and purpose of the invalid provision. In the case of an omission, that provision shall be deemed to be agreed upon which corresponds to that which would have been agreed upon according to the purpose and sense of this Agreement if the matter had been considered in advance.

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Nuremberg, (date)	April 21, 2008

/s/ UMANG GUPTA		/S/ JOHANNES REIS

Representative of the Shareholders’		Johannes Reis
Meeting of Keynote SIGOS GmbH

/s/ UMANG GUPTA

Managing Director of Keynote SIGOS GmbH

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Business Advisor
Agreement

between
Keynote SIGOS GmbH,
Klingenhofstraße 50d,
90411 Nuremberg
- hereinafter referred to as the “Company” -
and
Mr. Johannes Reis
- hereinafter referred to as the “Business Advisor” -

Preamble
Mr. Johannes Reis is yet until summer 2008 Managing Director of the Company. In connection with the employment relationship, he was granted stock options whose execution is subject to the condition of an existing contractual relationship between him and the company. The Company wishes to keep the knowledge of Mr. Reis about the Company and its business and to facilitate the transition from Mr. Reis to the new management. In return for continuing to vest the previously granted stock options which otherwise would have been forfeited, Mr. Reis has accepted that, in the context of the transition of the management to his successors, he will be employed as a business advisor for the new management during a period of time of 18 months after the termination of the employment contract. Hereby the Parties agree as follows:
§ 1 Duties
1.	The Business Advisor shall render advisory services for the managing directors of the Company and the CEO of Keynote in the field of management.

2.	The Business Advisor shall not be bound to a time schedule. The scope of his services shall be arranged mutually on an as needed basis.

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3.
The Business Advisor shall be free in the structuring of his services. He may in particular structure his hours of work in his own discretion in accordance with his obligations. He shall be free in the choice of his place of performance.

§ 2 Extension of Term of Forfeiture
1.	The Business Advisor shall receive no fees for his services.

2.
The Parties agree that the share options allotted to the Business Advisor on April 2, 2006 shall continue to vest until this Agreement ends. The terms for the exercise of the share options, including the rules on the extent to which the share options can be exercised at which time, are based on the original agreements reached in connection with the allotment of the share options. For the avoidance of doubt, upon termination of this Agreement, the parties agree that any remaining unvested share options pertaining to the April 4, 2006 option award only will be deemed to by fully vested.

3.
It is the express wish of the Business Advisor that the present contractual relationship shall be construed and put into practice as a freelance relationship, in order to facilitate the pursuit of other activities as well, as long as the activities do not breach

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para.	5.
4. The Business Advisor shall pay taxes and social insurance contributions, if applicable, himself.
§ 3 Reimbursement of Expenses
1.	Travel expenses of the Business Advisor shall be reimbursed to him by the Company according to the highest rates permissible for tax purposes upon presentation of proper receipts.

2.	The Business Advisor shall consult the Company about the need for major journeys in advance.

3.	The Business Advisor shall settle accounts with regard to his expenses monthly but not later than the 15th day of the following month.
§ 4 Term of the Contract
1.	The Contract shall commence with effect from October 1, 2008, and is entered into for a period of 18 months, expiring on March 31, 2010.

2.	The right to terminate this Contract without notice for serious cause remains unaffected.
§ 5 Prohibition of Competition
The Business Advisor is prohibited from carrying on any activities during the term of the present contract on an employed, freelance or any other basis for any

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enterprise which is directly or indirectly a competitor of the Company. He is likewise prohibited from establishing or acquiring or directly or indirectly participating in such an enterprise during the term of the present contract. A shareholding of less than 5% in a listed company shall not be deemed a “participation” in the above sense provided it does not give the Managing Director influence over the company’s organisation.
§ 6 Business Documents
1.
Without the consent of the Company, the Business Advisor is prohibited from taking for himself or copying or reproducing and/or make available to unauthorised persons inside or outside the Company any letters, reports, data collections or other written materials which are not directly used for the duties incumbent upon him.

2.
Business documents within the meaning of sub-para. 1 which are issued to the Business Advisor or taken by him shall remain the property of the Company and shall be returned on request or at the latest without being requested upon departure. There shall be no right of retention.

3.	Sub-para. 1 and 2 shall apply mutatis mutandis in respect of documents provided to the Company by the

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Business Advisor.
§ 7 Confidentiality
1.
The Business Advisor shall maintain confidentiality vis-à-vis unauthorised persons, including those within the Company, with regard to all confidential business matters and procedures of the Company, including in particular, but not limited to, business and commercial secrets, of which he has become or may become aware in connection with his activities as a Business Advisor to the Company.

2.	The obligation pursuant to sub-para. 1 shall continue to apply after the ending of the present contract.
§ 8 Language
Only the German version of this Contract shall be binding.
§ 9 Severability
If individual provisions of this Agreement are or become wholly or partially invalid or if there should be omissions in this Agreement, the validity of the remaining provisions shall not hereby be affected. In place of the invalid provision, a valid provision shall be deemed to be agreed upon which corresponds to the sense and

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purpose of the invalid provision. In the case of an omission, that provision shall be deemed to be agreed upon which corresponds to that which would have been agreed upon according to the purpose and sense of this Agreement if the matter had been considered in advance.

Nuremberg, (date)	April 28, 2008

/s/ UMANG GUPTA		/S/ JOHANNES REIS

Representative of the Shareholders’		Johannes Reis
Meeting of Keynote SIGOS GmbH

/s/ UMANG GUPTA

Managing Director of Keynote SIGOS GmbH

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